Exhibit (h)(2)

Execution Copy

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of December 8, 2015, and effective as of January 11, 2016, by and between EIP INVESTMENT TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.	Until the Fund Shares are registered under the Securities Act of 1933, as amended, USBFS shall receive and process subscription documents in accordance with the rules regarding private placements under the Securities laws.

B.	Receive and process all orders for the purchase, exchange, transfer, and/or redemption of Fund shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in the Fund's then-current statutory prospectus (the "Prospectus”) and statement of additional information.

C.	Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Trust’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account pursuant to the procedures described in the Prospectus.

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

E.	Pay proceeds upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders and pursuant to the Funds’ procedures described in the Prospectus.

F.	Process exchanges between classes of shares of the Fund in accordance with the procedures described in the Prospectus.

G.	Calculate and impose any redemption or exchange fees as may be applicable under the Prospectus.

H.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

I.	Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

J.	Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

K.	Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

L.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

M.	Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

N.	Prepare ad-hoc reports as necessary at prevailing rates.

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O.	Mail shareholder reports and Prospectuses to current shareholders.

P.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends, distributions and cost basis information, as applicable, for all shareholders.

Q.	Provide shareholder account information upon shareholder or Trust requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

R.	Assist in monitoring shareholder transaction activity in accordance with the Trust’s policies regarding short-term and excessive trading.

S.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal and state tax laws and regulations.

T.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’ duties hereunder within required time periods established by applicable regulation.

U.	Shall notify and reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

V.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund

W.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements, and corrections.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

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4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust and USBFS have each determined that the Procedures, as part of the Trust’s overall Anti-Money Laundering Program and Red Flag Identity Theft Prevention Program, are reasonably designed to: (i) prevent each Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities. USBFS shall promptly notify the Trust of any amendments to the Procedures.

USBFS agrees to provide to the Trust:

(a)	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any Fund shareholder;

(b)	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(c)	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’ Anti-Money Laundering Program or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

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(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’ implementation of the Procedures on behalf of the Trust.

5.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement. During the term of the Agreement, USBFS may not change locations that provide Services to the Trust outside the United States without prior written notice to the Trust. Notwithstanding Section 19 of this Agreement, the Trust may terminate this Agreement within 60 days’ of USBFS providing such notice.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto, as amended from time to time with the mutual consent of both the parties to this Agreement. USBFS shall be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. USBFS shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules, provided that USBFS shall notify the Trust in writing of any such increased costs prior to implementing any such increase. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved. USBFS agrees not to increase fees outlined in Exhibit C during the initial three (3) year term of the Agreement. Thereafter, USBFS, on an annual basis, will begin to charge, as applicable, the CPI increase - All Urban Consumer - U.S. City Average fee.

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7.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

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(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

8.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement, from USBFS’ breach of its representations and warranties hereunder, or from USBFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. The Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that are sustained or incurred by USBFS as a result of the Trust’s refusal or failure to comply with the terms of this Agreement, from the Trust’s breach of its representations and warranties hereunder, or from the Trust’s bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided, however, that the Trust’s obligation to indemnify USBFS shall not be deemed to cover any claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement, from USBFS’ breach of its representations and warranties hereunder, or from USBFS’ bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, from USBFS’ breach of its representations and warranties hereunder, or from USBFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, affiliates, agents, officers and employees.

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Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

USBFS will use all reasonable efforts to maintain the availability and accessibility of electronic services during the term of this Agreement. In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to remedy and to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

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C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon by the parties.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders) (“Confidential Information”), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

In the case of any unauthorized access to Confidential Information (“Breach of Security”), USBFS shall:

(a)	Promptly notify the Trust;

(b)	Promptly furnish to the Trust full details of such Breach of Security and assist the Trust in investigating the Breach of Security:

(c)	Cooperate with the Trust in any litigation and investigation of third parties deemed necessary by the Trust to protect its proprietary and other rights;

(d)	Use reasonable precautions to prevent a recurrence of a Breach of Security; and

(e)	Take all reasonable and appropriate action to mitigate any potential harm related to a Breach of Security, including any reasonable steps requested by the Trust.

(f)	Bear all costs it incurs in complying with (a) through (e).

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Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act or other applicable laws, rules or regulations, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

11.	Records

USBFS shall keep records relating to the services performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

12.	Compliance with Laws

Except to the extent that primary responsibility is delegated to USBFS under this Agreement, the Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.

13.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the reasonable expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

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14.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

14.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the initial three (3) year term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts.
b.	all reasonable fees associated with converting services to successor service provider;
c.	all reasonable fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all reasonable out-of-pocket costs associated with a-b above. The provisions of Section 12 shall not apply in the event that the Board of Trustees elects to liquidate the Fund.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

16.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

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17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street, MK-WI-LC1

Milwaukee, WI 53202

Attn: President

and notice to the Trust shall be sent to:

EIP Investment Trust

c/o Energy Income Partners, LLC

49 Riverside Avenue

Westport, CT 06880

Attn: James Murchie

Phone: 203-349-8232

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21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.	Notice

A copy of the Declaration of Trust (including any amendments thereto) of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees as trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or officers or shareholders individually, but binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

EIP INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By:________________________________	By:______________________________

Name:_____________________________	Name: Michael R. McVoy

Title:______________________________	Title: Executive Vice President

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Exhibit A

to the

Transfer Agent Servicing Agreement – EIP Investment Trust

Fund Names

Name of Series

EIP Growth and Income Fund

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Exhibit B

to the

Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any Net Material Loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

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Exhibit C to the Transfer Agent Servicing Agreement – EIP Investment Trust

Transfer Agent Fee Schedules at December , 2015

Annual Service Charges to the Fund*

▪	Base Fee for 1st CUSIP	$22,000 per year
▪	Additional CUSIP Fee	$16,000 per year
▪	NSCC Level 3 Accounts	$10.00 per open account
▪	No-Load Fund Accounts	$12.00 per open account
▪	Load Fund Accounts	$15.00 per open account
▪	Closed Accounts	$2.50 per closed account

Annual Basis Point Fee

1 basis point on the first $250 million

.75 basis points on the next $250 million

.50 basis points on the balance

Services Included in Annual Basis Point Fee

▪	Telephone Calls
▪	Voice Response Calls
▪	Manual Shareholder Transaction & Correspondence
▪	Omnibus Account Transaction
▪	Daily Valuation/Manual 401k Trade
▪	Report Source - Client on-line access to fund and investor data. Includes set up and 2 user Ids.
▪	NSCC System Interface
▪	Short-Term Trader Reporting - Software application used to track and/or assess transaction fees that are determined to be short-term trades.
▪	Excessive Trader - Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
▪	12b-1 Aging - Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

CUSIP Setup

▪	CUSIP Setup beyond the initial CUSIP - $1,500 per CUSIP
▪	Expedited CUSIP Setup - $3,000 per CUSIP (Less than 35 days)

Out-Of-Pocket Expenses

Including but not limited to telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings.

Additional Services

Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, short-term trader reporting, excessive trader, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, marketing and fulfillment solution (eCONNECT), and additional services mutually agreed upon.

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

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Exhibit C (continued) to the Transfer Agent Servicing Agreement – EIP Investment Trust

Transfer Agent fee schedules at December, 2015

FAN Web

Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site. Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.

▪	FAN Web Premium (Fund Groups over 50,000 open accounts)
−	Implementation - $15,000 per fund group – includes up to 25 hours of technical/BSA support
−	Annual Base Fee - $36,000 per year
▪	FAN Web Select (Fund Groups under 50,000 open accounts)
−	Implementation - $5,000 per fund group – includes up to 10 hours of technical/BSA support
−	Annual Base Fee - $12,000 per year
▪	FAN Web Direct (API) – Quoted Separately
▪	Customization - $200 per hour – (subject to change at prevailing rates of vendor)
▪	Activity (Session) Fees:
−	Inquiry - $0.15 per event
−	Account Maintenance - $0.25 per event
−	Transaction – Financial transactions, reorder statements, etc. - $0.50 per event
−	New Account Setup - $3.00 per event (Not available with FAN Web Select)
▪	Strong Authentication:
−	$0.045 per month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Web- Responsive Design (includes Mobile Access)

Shareholder account access through the internet. Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. This version of FAN Web has a completely redesigned, modern user interface which caters to a full range of connected devices, including tablets and smart phones.

▪	FAN Web Premium (Fund Groups over 50,000 open accounts)
▪	Implementation – - $25,000 per fund group – includes up to 90 hours of technical/BSA support
▪	Annual Base Fee - $39,000 per year
▪	FAN Web Select (Fund Groups under 50,000 open accounts)
−	Implementation – $12,000per fund group – includes up to 45 hours of technical/BSA support
−	Annual Base Fee - $15,000 per year
▪	Customization - $200 per hour
▪	Activity (Session) Fees:
−	Inquiry - $0.15 per event
−	Account Maintenance - $0.25 per event
−	Transaction – financial transactions, duplicate statement requests, etc. - $0.50 per event
−	New Account Set-up - $3.00 per event (Not available with FAN Web Select)
▪	Strong Authentication:
−	$0.045 per month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Mail

Financial planner mailbox provides transaction, account and price information to financial planners and small broker dealers for import into a variety of financial planning software packages.

▪	Base Fee Per Management Company – file generation and delivery - $6,000 per year
▪	Per Record Charge
−	Rep/Branch/ID - $.018
−	Dealer - $0.012
▪	Price Files - $0.002 per record or $1.75 per user per month, whichever is less

Vision

Permits broker dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

▪	Inquiry Only
−	Inquiry - $0.05 per event
−	Per broker ID - $5.00 per month per ID
▪	Transaction Processing
−	Implementation - $5,000 per management company
−	Transaction – purchase, redeem, exchange, literature order - $0.50 per event
−	New Account Setup – $3.00 per event
−	Monthly Minimum Charge - $500 per month

Fund Source –

Client Access to audited fund information, pricing, performance, literature, processing guidelines.; $250 per Month - Unlimited Users

17

Exhibit C (continued) to the Transfer Agent Servicing Agreement – EIP Investment Trust

E-Commerce Services at December, 2015

eConnect –

Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.

-	$5 per Email

Client Web Data Access

USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.

▪	BDS – Statement Storage & Retrieval
-	Setup: $250 per user
-	Support: $100 per user per month
▪	ReportSource – Report and Data File Storage & Retrieval
-	Setup: Included in initial fund setup on Transfer Agent system
-	$200 per user per month beyond 2 users included as part of setup

Additional Data Delivery Services

▪	Ad Hoc per PowerSelect File Development
-	Standard ad-hoc select: $300 per file
-	Custom coded data for recurring, scheduled delivery: $200 per hour consultation and programming development
-	Support: $100 per file per month for recurring files/reports scheduled for delivery via Report Source.
-	Recurring files scheduled for delivery via Report Source.
▪	Custom Electronic File Exchange (DDS delivery of standard TIP files)
-	Setup: $2,500 one-time fee
-	Support: $100 per file per month

Recordkeeping Application Access

▪	Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers
−	$1,500 implementation
−	$500 per month
▪	Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers
−	Cost varies depending upon location and bandwidth
▪	TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.
−	$500 implementation
−	$200 per ID per month
▪	TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.
−	$2,500 implementation
−	$350 per ID per month
▪	TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.
−	$1,000 implementation
−	$200 per ID per month
▪	Automated Work Distributor (AWD) – Image and workflow application.
−	$13,500 implementation
−	$400 per ID per month
▪	Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.
−	$1,500 implementation
−	$200 per ID per month
▪	PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.
−	$3,000 per month

Programming Charges- (subject to change at prevailing rate of vendor)

▪	$200 per hour
▪	Charges incurred for customized services based upon fund family requirements including but not limited to:
-	Fund setup programming (transfer agent system, statements, options, etc.)
-	Conversion programming
-	Customized service development
-	Voice response system setup (menu selections, shareholder system integration, testing, etc.)
-	All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns – Cost based on project

18

Exhibit C (continued) to the Transfer Agent Servicing Agreement – EIP Investment Trust

Supplemental Services Fee Schedule at December, 2015

Transfer Agent Training Services

▪	On-site at USBFS - $1,500 per day
▪	At Client Location - $2,500 per day plus travel and out-of-pocket expenses if required

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts.

▪	$1.00 per direct open account per year

Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:

▪	$1,500 setup per fund group
▪	$500 per month administration
▪	$5.00 per received email correspondence

Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.

▪	$1,000 per fund group per month

Literature Fulfillment Services*

▪	Account Management/Database Administration
−	$300 per month
−	Receiving - $20 per SKU
−	Order Processing - $6 per order
−	Skid Storage - $20 per month per location
−	Disposal - $20 per SKU
−	Electronic Correspondence Order Processing – See your TA Fee Schedule under Correspondence Activity

Shareholder Call Review Analysis

Includes Call Sampling sent securely to client and Reporting of internal representative reviews.

-	$350per Month
▪	Inbound Teleservicing Only
−	Account Management - $250 per month
−	Call Servicing - $1.25 per minute
▪	Lead Source Reporting
−	$250 per month
▪	Closed Loop Reporting
−	Account Management - $500 per month
−	Database Installation, Setup - $1,500 per fund group
▪	Out-of-Pocket Expenses
−	Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

CTI Reporting – Integrated custom detailed call reporting

▪	$250 per monthly report

*

19

Exhibit C (continued) to the Transfer Agent Servicing Agreement – EIP Investment Trust

Supplemental Services Fee Schedule at December, 2015

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees

▪	$15.00 per qualified plan account or Coverdell ESA account (Cap at $30.00 per SSN)
▪	$25.00 per transfer to successor trustee
▪	$25.00 per participant distribution (Excluding SWPs)
▪	$25.00 per refund of excess contribution
▪	$25.00 per reconversion/re-characterization

Additional Shareholder Paid Fees

▪	$15.00 per outgoing wire transfer or overnight delivery
▪	$5.00 per telephone exchange
▪	$25.00 per return check or ACH or stop payment
▪	$10.00 per research request per account (This fee applies to requests for statements older than the prior year)

Physical Certificate Processing – Services to support the setup and processing of physical certificated shares for a fund family:

▪	$750 setup per fund group
▪	$10.00 per certificate transaction

Real Time Cash Flow

▪	Implementation (one time charge) & Recurring Charges (monthly)
-	5 Users – $3,750
-	10 Users – $6,375
-	20 Users – $10,500
-	30 Users – $12,375
-	40 Users – $13,500
-	50 Users – $15,000
▪	Training
-	WebEx - $500 per user
-	On Site at USBFS - $1,500 per day
-	At Client Location - $2,500 per day plus travel and out-of-pocket expenses if required
▪	Real Time Data Feeds
-	Implementation (per feed) - $225 per hour (8 hour estimate)
-	Recurring (per feed) - $375 per month

20